Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES

HILTON GARDEN INN NEW ORLEANS FRENCH QUARTER/CBD

New York – June 12, 2012 – Carey Watermark Investors Incorporated (CWI) announced today that it has completed a joint venture investment of approximately $22.8 million in the Central Business District of New Orleans with HRI Properties, the property owner and a strategic operating partner with a significant real-estate presence in the area.  The property, the Hilton Garden Inn New Orleans French Quarter/CBD, was developed in 2004 by HRI Properties as a conversion of the former Commerce Building, which was originally constructed in 1956.  The 155-room hotel includes 1,800 square feet of meeting space, lobby restaurant, bar, business center, fitness center, rooftop deck and swimming pool, guest laundry and onsite valet parking.  The hotel is located on floors 11-18 of an 18-story structure with 10 floors of parking below, which is owned and operated by a third-party.  The joint venture investment includes a $3.5 million renovation of all guestrooms and public spaces, which is anticipated to be completed by September 2013.  An affiliate of HRI Properties, HRI Lodging, Inc., will continue to manage the property.

Located at 821 Gravier Street within a short walking distance of Bourbon Street, the French Quarter and downtown office towers, the hotel is in a prime location for visiting tourists and business travelers alike. Many of the area’s attractions are within easy reach, including the Louisiana Superdome, New Orleans Convention Center, Harrah’s Casino, and The Port of New Orleans – an access point for popular cruise lines, such as Carnival and Royal Caribbean.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “We are pleased to be entering into our second investment with HRI Properties following on our earlier joint venture investment in the Chateau Bourbon, which underwent a significant renovation and recently reopened as the Hyatt French Quarter. We feel that HRI’s established local presence along with their knowledge of and history with the property combined with our own hospitality industry and asset management expertise will enable us to capitalize on the property’s full market potential. The Hilton Garden Inn New Orleans French Quarter/CBD is a very high quality urban hotel located in one of the strongest tourism markets in the country, and we look forward to working with HRI Properties to achieve our mutual investment goals and to increase the contribution the property can make to the New Orleans economy.”

“We are thrilled that Carey Watermark Investors has partnered in our Hilton Garden Inn French Quarter/CBD hotel property,” said Gary Gutierrez, HRI Lodging, Inc. President.” They have proven to be a valuable partner in converting and renovating the Chateau Bourbon Hotel into the Hyatt French Quarter, and we are excited to renovate and improve this strategically located property to capitalize on the continued growth of the tourism industry in New Orleans,” Gutierrez added.

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that was formed to make investments primarily in the lodging and lodging-related sectors. Affiliates of W. P. Carey & Co. LLC (NYSE:WPC) and Watermark Capital Partners, LLC advise the REIT and manage its overall portfolio. www.careywatermark.com

HRI Properties and HRI Lodging

Founded in 1982 and based in New Orleans, Louisiana, HRI Properties (HRI) is a full-service real estate development company and a national leader in the adaptive reuse of historic structures. HRI Lodging, Inc. (HRIL) is a division of HRI. The management team at HRIL has had direct oversight of all types of lodging facilities including large convention center and urban hotels, independent boutique properties, 5-diamond resorts, extended-stay properties and select service facilities. www.hriproperties.com.

About Hilton Garden Inn
Hilton Garden Inn is an award-winning, mid-priced brand which continuously strives to offer today’s frequently travelling busy people with everything they might need during their trip, including complimentary cable and WiFi internet access in all guest rooms, PrintSpot(tm) mobile printing, complimentary round-the-clock business center services, innovative and stress relieving Garden Sleep SystemTM and ergonomic Mirra® chairs designed by Herman Miller. Such that, whether you are on a business trip or a personal trip, Hilton Garden Inn provides you a deep sleep away from home, comfortable working environment, delicious food and comfort and services to help you stay fresh. For further information on Hilton Garden Inn’s North American or European hotels or to plan your next escape, please visit www.HGI.com.

Forward-Looking Statements

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and Carey Watermark Investors Incorporated and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.